                                                                      EXHIBIT 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS

Combined Balance Sheets


Unaudited (In thousands, except shares)                                                 June 30,              December 31,
                                                                                          1997                    1996
                                                                                    -----------------       ------------------

ASSETS
Investments in real estate
  Land                                                                                    $  56,866           $  52,891
  Buildings and improvements                                                                401,908             406,672
                                                                                          ---------           ---------
                                                                                            458,774             459,563
  Less - Accumulated depreciation                                                          (113,461)           (112,614)
                                                                                          ---------           ---------
    Total investments in real estate                                                        345,313             346,949

Investment in joint venture                                                                  31,396              30,776

Mortgage loans receivable                                                                    26,962              42,266

Other assets
  Cash and cash equivalents                                                                  70,959               2,951
  Accounts receivable and prepayments                                                        16,125               8,440
  Intangible assets                                                                          35,565
  Management and lease agreements                                                            11,873
  Deferred charges, net                                                                      10,199               5,225
  Unamortized debt issue costs                                                                4,361               3,923
  Other assets                                                                                8,993
                                                                                          ---------           ---------
                                                                                          $ 561,746           $ 440,530
                                                                                          =========           =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                          $ 119,452           $ 129,068
  Senior notes                                                                              100,000             100,000
  Bank loans                                                                                 22,513              25,800
  Accounts payable and accrued liabilities                                                   35,868              14,549
  Deferred obligations                                                                       10,816              10,825
  Deferred capital gains and other deferred income                                            9,361               7,735
  Other liabilities                                                                          10,495

Shareholders' equity, including preferred shares of beneficial interest,
  $25 liquidation preference, 2,300,000 shares authorized and outstanding and shares of beneficial interest, $1 par, unlimited
  authorization, outstanding 1997 - 27,965,298; 1996 - 17,621,799                           253,241             152,553
                                                                                          ---------           ---------
                                                                                          $ 561,746           $ 440,530
                                                                                          =========           =========

                                                                      EXHIBIT 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS

Combined Statements of Income

Unaudited (In thousands, except per share data)                              Three Months Ended                  Six Months Ended
                                                                                 June 30,                              June 30,
                                                                           ------------------------          --------------------

                                                                               1997            1996              1997         1996
                                                                           -----------      ----------        ---------    --------

Revenues
  Rents                                                                      $ 56,200        $ 18,086        $ 75,203       $ 36,549
  Interest - Mortgage loans                                                       642           1,266           1,573          2,471
           - Short-term investments                                               460               2             808              9
  Equity in income from joint venture                                             247                             584
  Management fees                                                                 840                           1,607
  Other                                                                           557               9           1,293            231
                                                                             --------        --------        --------       --------
                                                                               58,946          19,363          81,068         39,260
                                                                             --------        --------        --------       --------

Expenses
  Property operating                                                           41,792           6,010          48,706         13,176
  Real estate taxes                                                             2,277           2,046           4,616          4,066
  Depreciation and amortization                                                 4,218           3,013           7,448          6,766
  Interest - Mortgage loans                                                     2,264           2,240           4,690          4,065
           - Senior notes                                                       2,218           2,325           4,437          4,652
           - Bank loans and other                                               1,420           1,349           2,031          2,916
  General and administrative                                                    2,823           1,407           5,028          3,523
                                                                             --------        --------        --------       --------
                                                                               57,012          18,390          76,956         39,164
                                                                             --------        --------        --------       --------
Net income before preferred dividend                                            1,934             973           4,112             96
Preferred dividend                                                             (1,207)                         (2,415)
                                                                             --------        --------        --------       --------
Net income applicable to shares of beneficial interest                       $    727        $    973        $  1,697       $     96
                                                                             ========        ========        ========       ========


Per share

Net income applicable to shares of beneficial interest                       $    .03        $    .06        $    .08       $    .01
                                                                             ========        =======-        ========       ========

Adjusted shares of beneficial interest                                         23,752          17,231          22,142         17,232
                                                                             ========        ========        ========       ========

                                                                     EXHIBIT 20


FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS


Combined Statements of Changes in Cash

Unaudited (In thousands)                                                      Three Months                        Six Months
                                                                             Ended June 30,                     Ended June 30,
                                                                      -----------------------------       -------------------------

                                                                         1997              1996              1997           1996
                                                                      -----------       -----------       -----------   -----------

Cash provided by (used for) operations
  Net income before preferred dividend                                $   1,934          $     973        $   4,112      $      96
  Adjustments to reconcile net income to net
    cash provided by operations --
      Depreciation and amortization                                       4,218              3,013            7,448          6,766
      Increase in deferred charges, net                                  (3,234)              (245)          (3,547)          (574)
      Increase in deferred interest on
        mortgage investments, net                                           (18)               (97)             (83)          (193)
      (Decrease) increase in deferred obligations                            (5)                42               (9)            82
      Increase in deferred income                                           789                                 789
      Net changes in other assets and liabilities                         2,250             (3,045)           4,346           (459)
                                                                      ---------          ---------        ---------      ---------
        Net cash provided by operations                                   5,934                641           13,056          5,718
                                                                      ---------          ---------        ---------      ---------

Cash provided by (used for) investing
  Repayment of mortgage investment                                                           7,000           16,200          7,000
  Principal received from mortgage investments                               55                 44              102             86
  Proceeds from sale of properties                                                                            8,988          1,825
  Advance deposit for property acquisitions                                                 (3,480)                         (3,480)
  Investment in Impark                                                  (36,574)                            (36,574)
  Investment in capital and tenant improvements                          (4,946)            (4,784)          (9,089)       (13,446)
                                                                      ---------          ---------        ---------      ---------
        Net cash used for investing                                     (41,465)            (1,220)         (20,373)        (8,015)
                                                                      ---------          ---------        ---------      ---------

Cash provided by (used for) financing
  Increase in mortgage loans                                              2,737             24,000            2,737         36,500
  Decrease in short-term loans                                                             (18,030)         (25,800)       (17,930)
  Repayment of mortgage loans - Normal payments                            (485)              (802)          (1,207)        (1,522)
                              - Balloon payments                         (5,534)                            (13,835)
  Dividends paid to shares of beneficial interest                        (2,379)            (1,920)          (4,302)        (3,948)
  Dividends paid to preferred shares of beneficial interest              (1,207)                             (2,455)
  Debt issue costs paid                                                    (788)              (166)            (811)          (777)
  Purchase of First Union shares                                                                                            (7,125)
  Sale of First Union shares                                             74,533                  2          120,998             81
  Sale of interest rate protection agreement                                                                                 1,025
  Other                                                                                         (8)                             (6)
                                                                      ---------          ---------        ---------      ---------
        Net cash provided by financing                                   66,877              3,076           75,325          6,298
                                                                      ---------          ---------        ---------      ---------
Increase in cash and cash equivalents                                    31,346              2,497           68,008          4,001
Cash and cash equivalents at beginning of period                         39,613              4,906            2,951          3,402
                                                                      ---------          ---------        ---------      ---------
Cash and cash equivalents at end of period                            $  70,959          $   7,403        $  70,959      $   7,403
                                                                      =========          =========        =========      =========


Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In April 1997, the Trust's affiliated management company purchased voting control of Imperial Parking Ltd. (Impark) for $75 million including the assumption of $26 million in debt and the issuance of $10.5 million of non-voting common stock in Impark to its former owners.

3.   In January 1997, the Trust sold a shopping center in Wilkesboro, North
     Carolina for $9 million in cash resulting in a loss of $4.9 million. In
     February 1996, the Trust sold two office buildings in Cleveland, Ohio for $1.8 million in cash and a $7 million mortgage note, which was subsequently repaid, resulting in a loss of $5.6 million. Both losses had been previously recognized during the fourth quarter of 1995 as part of a $14 million unrealized loss on carrying value of assets identified for disposition.
